Exhibit 99.13

Bending Spoons S.p.A.

Confidential

WARRANTS NOVEMBER 2024
TERMS AND CONDITIONS

Version 18 December 2025

1.	Definitions

1.1	In these Warrants Terms and Conditions, the following terms have the meaning set out below. Unless the context otherwise requires, words in the singular will include the plural and vice versa.

1.1.1	"Beneficiaries" means those directors (amministratori) of the Group Companies selected from time to time by the Board of Directors or by the board of directors of the relevant Group Companies, as the case may be, as beneficiaries under these Warrants Terms and Conditions.

1.1.2	"Board of Directors" means the board of directors of the Company.

1.1.3	"Business Day" means a day other than a Saturday or Sunday on which commercial banks are open for ordinary business in Milan (Italy).

1.1.4	"Company" means Bending Spoons S.p.A., a joint-stock company (società per azioni) incorporated under the laws of Italy, with registered office in Via Nino Bonnet 10, 20154 Milan, Italy, and fiscal code and number of registration in the Companies' Register of Milan Monza Brianza Lodi 08931860962.

1.1.5	"Conversion Shares" means class "X-1" Shares and/or class "X-2" Shares, as determined by the Board of Directors.

1.1.6	"Exercise Event" means either the Exercise Event A or the Exercise Event B.

1.1.7	"Exercise Event A" means the transfer to one or more persons other than the holders of class "A" Shares, whether in one or more tranches, of Shares representing in the aggregate the majority of the voting rights in the Company.

1.1.8	"Exercise Event B" means the listing on any market (whether regulated or not) of any class of Shares.

1.1.9	"Exercise Event Deadline" has the meaning given to it in Clause 8.4.

1.1.10	"Exercise Event Notice" has the meaning given to it in Clause 8.3.

1.1.11	"Expiration Date" means 31 December 2034.

1.1.12	"Extraordinary Warrant Request Period" has the meaning given to it in Clause 5.1.4.

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1.1.13	"Fair Market Value" means:

(a)	the fair market value valuation of the Company approved by the Board of Directors no earlier than 6 (six) months prior to the Grant Date, taking as a reference at least one of the parameters normally used for this purpose by the Company itself and by companies of similar size, depending on their availability, such as: (i) the most recent valuation of the Company's share capital and price per share prepared by a professional firm of high standing; (ii) the fair market value valuation of the Company prepared by the Board of Directors based on the Company's earnings and financial prospects outlined in the business plan applicable from time to time; and (iii) the valuation applied in the most recent investment rounds in the Company; or, in the absence of such valuation

(b)	the higher among the values indicated in points (i), (ii) and (iii) above which are available at the time.

1.1.14	"Final Price per Share" has the meaning given to it in Clause 4.

1.1.15	"First Warrant Request Period" has the meaning given to it in Clause 5.1.2.

1.1.16	"Full Price per Share" has the meaning given to it in Clause 4.

1.1.17	"Grant Date" has the meaning given to it in Clause 6.

1.1.18	"Group Companies" means, collectively, the Company and each of the companies controlled, directly or indirectly, by the Company, it being understood that, for the purposes of this definition, the term "controlled" shall have the meaning provided for by, and shall be interpreted pursuant to, article 2359, paragraph 1, no. 1 and no. 2, of the Italian Civil Code.

1.1.19	"Initial Warrant Request Period" has the meaning given to it in Clause 5.1.1.

1.1.20	"Italian Civil Code" means the Italian civil code, as approved by the Royal Decree 262 dated 16 March 1942, as amended.

1.1.21	"Non-Vested Warrant" means a Warrant for which the relevant Vesting Period has not yet elapsed pursuant to Clause 7.1.

1.1.22	"Office" means each Beneficiary's overall term of office, as determined by the shareholders' meeting of the relevant Group Company.

1.1.23	"Portion in Warrants" has the meaning given to it in Clause 5.1.

1.1.24	"Remuneration" means the gross annual remuneration due to a Beneficiary, as determined by the competent corporate bodies of the relevant Group Company, including any bonus, reward or additional compensation granted to the same over a financial year of Office.

1.1.25	"Second Warrant Request Period" has the meaning given to it in Clause 5.1.3.

1.1.26	"Shares" means, collectively, the shares of the Company without reference to the relevant class.

1.1.27	"Termination" has the meaning given to it in Clause 9.1.

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1.1.28	"Termination Date" means the earlier between (i) the date of consummation and perfection of an Exercise Event and (ii) the Expiration Date.

1.1.29	"Vested Warrants" has the meaning given to it in Clause 7.1.

1.1.30	"Vesting" has the meaning given to it in Clause 7.1.

1.1.31	"Vesting Period" has the meaning given to it in Clause 7.1.

1.1.32	"Warrant Certificate" has the meaning given to it in Clause 12.2.

1.1.33	"Warrants" means the warrants issued by the Company upon receipt of a Warrants Request Notice and subject to these Warrants Terms and Conditions.

1.1.34	"Warrants Exercise Notice" means the notice whereby a Beneficiary exercises the Warrants, substantially in the form attached hereto as Schedule 3.

1.1.35	"Warrants Grant Notice" means the notice whereby the Company grants to each Beneficiary the respective Warrants, substantially in the form attached hereto as Schedule 2.

1.1.36	"Warrants Register" has the meaning given to it in Clause 12.1.

1.1.37	"Warrants Request Notice" means the notice whereby a Beneficiary requests the Company to receive the Portion in Warrants available for each Warrant Request Period, substantially in the form attached hereto as Schedule 1.

1.1.38	"Warrants Request Period" has the meaning given to it in Clause 5.1.4.

1.1.39	"Warrants Strike Price" means the portion of the Final Price per Share, as determined by the Board of Directors, to be allocated as exercise price of each Warrant and to be paid in cash by the Beneficiaries to the relevant Group Company to subscribe or purchase (as applicable) each Conversion Share following occurrence of an Exercise Event and upon delivery of the relevant Warrants Exercise Notice.

1.1.40	"Warrants Subscription Price" means the portion of the Final Price per Share, as determined by the Board of Directors, to be allocated as subscription price of each Warrant and to be offset against the Remuneration for the corresponding monetary amount.

1.1.41	"Warrants Terms and Conditions" means these terms and conditions of the Warrants.

2.	Background

2.1	The Company intends to adopt these Warrants Terms and Conditions to implement an equity compensation package for the Beneficiaries, based on which each Beneficiary shall be entitled to request to receive their respective Remuneration, in whole or in part, in Warrants.

2.2	On 21 November 2024, the Board of Directors resolved upon the approval of these Warrants Terms and Conditions.

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2.3	To implement these Warrants Terms and Conditions, the Company reserves the right to identify, in its sole discretion and from time to time, the most appropriate technical solution to grant to a Beneficiary the Conversion Shares upon exercise of the Warrants, between:

(a)	the approval of specific share capital increases of the Company, the subscription of which shall be reserved to one or more Beneficiaries; and

(b)	the disposal of Shares held by the Company (azioni proprie) or by other Group Companies, as applicable, in favour of one or more Beneficiaries.

3.	MANAGEMENT OF THE WARRANTS TERMS AND CONDITIONS

3.1	These Warrants Terms and Conditions purport to regulate equity compensation packages due to the Beneficiaries, being, for the sake of clarity, certain selected directors of the Company and/or other Group Companies. Notwithstanding the foregoing, these Warrants Terms and Conditions shall be managed solely by the Board of Directors and shall not prejudice any additional approval possibly required by the corporate bodies of the other Group Companies for their implementation.

3.2	It is understood that the Board of Directors (i) may delegate the management powers in relation to the Warrants Terms and Conditions to one or more directors, and (ii) to the maximum extent permitted under applicable laws, may resolve that – in respect of the Beneficiaries which are directors of other Group Companies – these Warrants Terms and Conditions shall be managed by the relevant Group Companies, in which case the references to the Company in these Warrants Terms and Conditions shall be construed mutatis mutandis as referring to the relevant Group Company.

SECTION I
WARRANTS GRANT AND EXERCISE PROCEDURE

4.	COMMUNICATION OF THE FINAL PRICE PER SHARE

4.1	Before each Warrants Request Period the Company shall communicate to each relevant Beneficiary:

(a)	the price per Share determined on the basis of the Fair Market Value (the "Full Price per Share"), it being understood that the Company may apply to such Full Price per Share a discount coefficient not exceeding the highest discount coefficient, if any, applied by the Company in connection with the incentive plans for employees and collaborators in force from time to time (the value per Share resulting from the application of such discount coefficient, if any, the "Final Price per Share");

(b)	the components of the Final Price per Share corresponding to the Warrants Subscription Price and the Warrants Strike Price.

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5.	Request of the Warrants

5.1	Without prejudice to the provisions under Section II of these Warrants Terms and Conditions, each Beneficiary is entitled to request the Company to receive all or part of their Remuneration in Warrants by serving the Company with a Warrants Request Notice for any of the following periods:

5.1.1	within 15 (fifteen) calendar days following the day on which the Beneficiary is appointed to the Office, or during the other subsequent period possibly identified by the Board of Directors – or by the board of directors of the relevant Group Company, as the case may be, if these Warrants Terms and Conditions are managed by other Group Companies pursuant to Clause 3 – and communicated to one or more Beneficiaries from time to time (the "Initial Warrant Request Period"), it being understood that, during the Initial Warrant Request Period, the Beneficiary may request to receive in Warrants the portion of their Remuneration due from the date of their appointment to the Office until the first day of the earlier between the upcoming (i) First Warrant Request Period and (ii) Second Warrant Request Period (as defined below), or a part thereof;

5.1.2	between January 1st (first) and January 15th (fifteenth) of each year of the Office (the "First Warrant Request Period"), it being understood that, during the First Warrant Request Period, the Beneficiary may request to receive in Warrants either (i) the entirety of their Remuneration due for the Office for the then-ongoing financial year, or a part thereof, or, at the Beneficiary's discretion, (ii) the portion of their Remuneration due for the Office for the first semester of the then-ongoing financial year, or a part thereof;

5.1.3	between July 1st (first) and July 15th (fifteenth) of each year of the Office (the "Second Warrant Request Period"), it being understood that, during the Second Warrant Request Period, the Beneficiary may request to receive in Warrants the portion of their Remuneration due for the Office for the second semester of the then-ongoing financial year, or a part thereof, if such portion was not already requested to be received in Warrants during the First Warrant Request Period; and

5.1.4	during any other period possibly identified by the Board of Directors – or by the board of directors of the relevant Group Company, as the case may be, if these Warrants Terms and Conditions are managed by other Group Companies pursuant to Clause 3 – and communicated to one or more Beneficiaries from time to time (the "Extraordinary Warrant Request Period" and, together with the Initial Warrant Request Period, the First Warrant Request Period and the Second Warrant Request Period, the "Warrants Request Periods"), it being understood that, during the Extraordinary Warrant Request Period, the Beneficiary may request to receive in Warrants the portion of the Remuneration determined by the Board of Directors, or a part thereof,

(the portion of the Remuneration which a Beneficiary requests to receive in Warrants from time to time, the "Portion in Warrants").

5.2	It is understood that the portion of the Remuneration that the Beneficiary was entitled to request to receive, and has not requested to receive, in Warrants within the expiry of the allocated Warrants Request Period shall be paid by the relevant Group Company in cash in accordance with the ordinary terms and timing of the Beneficiary's Remuneration, and the Beneficiary shall lose all rights to subsequently request to receive such portion in Warrants.

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6.	GRANT OF THE WARRANTS

6.1	Upon receipt of a Warrants Request Notice, the Company shall grant the Warrants to the Beneficiary by serving them the Warrants Grant Notice (the date of delivery of the Warrants Grant Notice, the "Grant Date").

7.	Vesting of the Warrants

7.1	The Warrants will vest either (i) on a monthly basis on the 1st (first) day of each month (the "Vesting"), over the vesting period set forth within the Warrants Grant Notice and determined on the basis of the number of months of Remuneration to which the Portion in Warrants refers, or (ii) as indicated in the Warrants Grant Notice (in each case, the "Vesting Period" and all the Warrants vested during each Vesting Period, the "Vested Warrants").

7.2	The Vesting will be accounted for by the Company through the technical means and software that it will deem most appropriate, from time to time. The number of Warrants to be vested each month shall be calculated so that Vesting does not result in fractional portions.

8.	EXERCISE OF THE WARRANTS

8.1	Each Vested Warrant exercised in accordance with these Warrants Terms and Conditions will grant to the relevant Beneficiary the right to purchase or, as the case may be, subscribe for no. 1 (one) Conversion Share upon payment of the Warrants Strike Price and of any tax amount that the Company or the relevant Group Company may have to pay as withholding agent of the Beneficiary in relation to the Warrants exercised.

8.2	Each Beneficiary will have the right to exercise the Vested Warrants within the Termination Date in accordance with the terms and conditions set forth in this Clause 8.

8.3	If, within [35 (thirty-five)] Business Days before the Expiration Date:

8.3.1	the Board of Directors approves, and/or enters into any binding agreement triggering an Exercise Event B; and/or

8.3.2	(i) any shareholder (including the holders of class "A" Shares) enters into any binding agreement triggering an Exercise Event A or (ii) the Board of Directors has not been previously informed of such an agreement and it receives notice under article 13 of the Company's bylaws (Diritto di Prelazione) concerning the transfer mentioned in item (i), the Board of Directors shall send a notice no later than [5 (five)] Business Days thereafter to the relevant Beneficiaries specifying the nature of the expected Exercise Event and the envisaged date of its occurrence (the "Exercise Event Notice").

8.4	The Beneficiaries shall be entitled to exercise all (or a portion of) the Vested Warrants within the term set forth in the Exercise Event Notice, or as separately agreed between the Company and the Beneficiaries (the "Exercise Event Deadline") by:

8.4.1	delivering a Warrants Exercise Notice to the Company; and

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8.4.2	paying (i) the Warrants Strike Price for all the Warrants to be exercised and (ii) any tax amount that the Company or the relevant Group Company may have to pay as withholding agent of the Beneficiary in relation to the Warrants exercised, it being understood that operational arrangements for such payment, including the recipient thereof, shall be communicated by the Company to the Beneficiaries depending on whether the Conversion Shares will be allotted via subscription by the Beneficiary of a share capital increase of the Company or disposal of Shares held by the Company or another Group Company in favor of the Beneficiary.

8.5	Within the term set forth in the Warrants Exercise Notice, (i) the Company shall issue, or the relevant Group Company shall transfer, as applicable, a number of Conversion Shares equal to the number of Warrants exercised, and (ii) the Board of Directors shall notify the Beneficiary of the issuance or transfer, as applicable, of the Conversion Shares. The consummation and perfection of the Exercise Event shall not occur before the Exercise Event Deadline has elapsed.

8.6	At the election of the Board of Directors, the Exercise Event Notice and/or the Beneficiaries' exercise of the Vested Warrants may be conditional upon the actual consummation and perfection of the Exercise Event so that, if the Exercise Event does not actually occur:

8.6.1	the exercise of the Vested Warrants shall be deemed as if it had not been carried out;

8.6.2	the Warrants Strike Price and taxes (if any) advanced by the Beneficiaries to the Company or the relevant Group Company (if any) shall be reimbursed; and

8.6.3	the Beneficiaries may (re)exercise the Vested Warrants at a later stage, no later than the Termination Date, in accordance with these Warrants Terms and Conditions.

8.7	Also by way of derogation to Clauses 8.4 and 8.5, it remains understood that, in the context of an Exercise Event, each Beneficiary shall be entitled to request that their respective Warrant Strike Prices and taxes (if any) are paid to the relevant Group Company directly by the purchaser involved in the Exercise Event on behalf of such Beneficiary. In such a scenario, on the closing day of the Exercise Event, the purchaser shall allocate a portion of the funds due as consideration for the sale and purchase of the Conversion Shares to pay the Warrant Strike Prices and taxes (if any) to the relevant Group Company, pursuant to an indication of payment (indicazione di pagamento) by the Beneficiary or other legal instrument agreed upon by the parties.

8.8	The Conversion Shares will have the same rights and obligations as the Shares of the same class.

9.	TERMINATION

9.1	On the Termination Date, these Warrants Terms and Conditions will automatically terminate (the "Termination") and any Warrant outstanding thereafter shall be governed by the provisions under Clauses 9.2 and 9.3, or – to the maximum extent permitted under applicable laws – in such other manner as may be determined by the Board of Directors, if more favorable to the Beneficiaries.

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9.2	Any Non-Vested Warrant outstanding after the Termination Date shall automatically expire, be cancelled without any conversion thereof and become invalid for all purposes, and the Beneficiaries shall be entitled to receive payment of the corresponding Portion in Warrants in cash in accordance with the ordinary terms and timing of their respective remunerations as directors of a Group Company, as if no Warrant Request Notice had ever been sent for such Non-Vested Warrants.

9.3	Any Vested Warrant outstanding after the Termination Date shall automatically expire, be cancelled without any conversion thereof and become invalid for all purposes, it being however understood that, (i) if the Termination was determined by the lapse of the Expiration Date, the relevant Group Company shall reimburse to the Beneficiaries the relevant Warrant Subscription Prices in cash, whereas (ii) if the Termination was determined by the occurrence of an Exercise Event in which the Beneficiaries chose not to exercise or failed to exercise their Vested Warrants, the Beneficiaries will not be entitled to any cash reimbursement of the Warrant Subscription Prices nor any other right or claim in relation thereto.

SECTION II
RELATIONSHIP BETWEEN THE Beneficiary AND THE COMPANY

10.	TErmination of the Office

10.1	The undertakings of the Company pursuant to these Warrants Terms and Conditions are inherently and functionally connected to the continuation of the Office of the Beneficiaries. Accordingly, in the event of termination of such Office for whatever reason, the Beneficiaries shall retain the rights arising under the Warrants Terms and Conditions with respect to all Vested Warrants, whereas all Non-Vested Warrants shall lapse without any right, claim or even expectation of receiving any emolument, compensation and/or indemnity, of any kind or nature whatsoever, arising therefrom.

10.2	The Beneficiaries acknowledge and accept that, should a Group Company revoke them from their Office without a just cause, the restoration of damages due as a result of such revocation pursuant to Article 2383, paragraph 3, of the Italian Civil Code shall, to the maximum extent permitted under applicable law:

(a)	be limited to the cash payment of the Remuneration due for the remainder of the Beneficiaries' respective Office; and

(b)	not include any Warrant or Conversion Share nor, for the avoidance of doubt, any right to receive payment of the monetary amount corresponding to the value of the Warrants or Conversion Shares that such Beneficiaries could have received or subscribed had they maintained their Offices until their natural expiry.

10.3	If the termination of the Office is determined by the death of the Beneficiary, the Company (subject to compliance with the limits set forth in Article 2357 of the Italian Civil Code) and, subordinately, the other shareholders identified by the bylaws of the Company, shall have the right to redeem, pursuant to and in accordance with Article 2437-sexies of the Italian Civil Code and with the provisions of the Company's bylaws, all or part of the Warrants that have been transferred mortis causa by inheritance for a consideration equal to their fair value.

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SECTION III
NATURE AND FEATURES OF THE WARRANTS

11.	Form AND NATURE of the Warrants

11.1	The Warrants are issued in registered form (titoli nominativi) and in an aggregate of up to the maximum number determined from time to time by the Board of Directors or the shareholders' meeting of the Company, as the case may be.

11.2	The Warrants and all rights incorporated in them are strictly personal, registered, non-transferable inter vivos, they may not be subject to negotiation or disposition in any way (therefore they may not be used against debts or obligations assumed by the Beneficiaries towards the Company, its affiliates or third parties) and may not be pledged, nor may they be subject to acts of execution or precautionary measures by third parties, under penalty of forfeiture from any right concerning the Warrants.

11.3	Each Warrant only grants the Beneficiaries the right, under the conditions set forth in these Warrants Terms and Conditions, to be entitled to receive a Conversion Share against payment of the Warrants Strike Price and of the tax amount that the Company or the relevant Group Company may have to pay as withholding agent of the Beneficiary in relation to the Warrants exercised.

11.4	For the sake of clarity, it is understood that each grant of the Warrants pursuant to each Warrants Grant Notice will create a new series of the Warrants thereof.

12.	Warrants register and warrant certificates

12.1	The Company shall maintain a register in respect of the Warrants in accordance with these Warrants Terms and Conditions (the "Warrants Register"). The Company may maintain the Warrants Register through the technical means and software that it will deem most appropriate. The Warrants Register shall include the following information: (i) the number of Warrants issued and outstanding; (ii) the number of Warrant Certificates issued, if any; (iii) for Beneficiaries who are natural persons, the first name, last name, place of birth, date of birth, Italian tax identification number (when available), domicile, email address, and any other identifying elements of the Beneficiary that the Company may reasonably require; and (iv) for Beneficiaries who are legal persons, the name, tax identification number or equivalent identification code issued in the jurisdiction of incorporation of the relevant Beneficiary, registered address, email address, and certified email address (PEC) (if any) of the Beneficiary, and any other identifying elements of the Beneficiary that the Company may reasonably require. No exercise of a Warrant will be effective until registration by the Company of the exercise of such Warrant in accordance with these Warrants Terms and Conditions in the Warrants Register.

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12.2	Upon granting of the Warrants and request of the relevant Beneficiary, the Company will issue one or more certificates signed by a Company's director, representing the Warrants held by such Beneficiary (the "Warrant Certificate"). A Warrant Certificate may not represent less than 1 (one) Warrant. The Warrant Certificates will be nominal and will contain the following information: (i) the heading "Bending Spoons S.p.A. Warrant Certificate [month] [year]"; (ii) for Beneficiaries who are natural persons, the name, surname, place of birth, date of birth, and tax identification number (when available) of the Beneficiary; (iii) for Beneficiaries who are legal persons, the name, registered office, and tax identification number of the Beneficiary (or equivalent identification code issued in the jurisdiction of incorporation of the relevant Beneficiary); and (iv) the number and type of Warrants represented by the Warrant Certificate.

12.3	By holding one or more Warrants, each Beneficiary fully and unconditionally accepts these Warrants Terms and Conditions.

12.4	Should any Warrant Certificate be lost, stolen, mutilated, defaced or destroyed, it may be replaced by the Company, subject to completion, at the expense of the Beneficiary, of the amortization procedure (procedura d'ammortamento) set forth under applicable law.

SECTION iv
MISCELLANEOUS

13.	Notices

13.1	All notices or communications in connection with the Warrants or under these Warrants Terms and Conditions shall take place in writing and be delivered by hand, by registered or certified mail, return receipt requested and postage prepaid, by certified email (if applicable) or by email. Each Beneficiary shall keep the Company informed of the contact information to be used for communications under these Warrants Terms and Conditions. For a notice or other communication to the Beneficiaries or the Company under these Warrants Terms and Conditions to be valid, it must be addressed using the information specified below for that party:

13.1.1	if to the Company: Bending Spoons S.p.A., Via Nino Bonnet 10, 20154 Milan (Italy), email: bendingspoons@legalmail.it, with a copy to legal@bendingspoons.com and finance-corporate@bendingspoons.com, to the attention of the Chairman of the Board of Directors;

13.1.2	if to the Beneficiary: to the address, email or certified email (if applicable) recorded in the Warrants Register, or to the address, email or certified email (if applicable) indicated by the Beneficiary in the Warrants Request Notice.

14.	Applicable law and exclusive jurisdiction

14.1	The Warrants and these Warrants Terms and Conditions shall be governed by Italian law.

14.2	The Court of Milan shall have exclusive jurisdiction over all disputes related to the Warrants and the interpretation, performance, termination, validity, and breach of these Warrants Terms and Conditions.

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15.	Tax

15.1	The grant, purchase, holding, transfer, and exercise of the Warrants by the respective Beneficiary will be subject to the tax laws and regulations applicable to each Beneficiary from time to time.

15.2	By holding one or more Warrants, the Beneficiaries undertake to pay the Company any amount due to the relevant Group Company as a result of the exercise of each Warrant, including the Warrants Strike Price and taxes, and to cooperate with the Group Companies by collecting and providing to the latter any documentation legally required or reasonably requested for such purposes. Pursuant to these Warrants Terms and Conditions, the exercise of the Warrants by the Beneficiaries and the subscription or purchase of the relevant Conversion Shares shall be conditional upon the Beneficiaries' compliance with these Warrants Terms and Conditions, including this Clause 15.2.

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Schedule 1
warrants rEQUEST notice

To:

Bending Spoons S.p.A.

Nino Bonnet 10,

20154 Milan,

Italy

[place, date]

Dear all,

RE: Warrants Request Notice

WHEREAS

(A)	The Beneficiary was informed (i) of the existence of the Warrants Terms and Conditions, (ii) that they were selected as a Beneficiary thereunder and (iii) that during each Warrants Request Period, they have the right to choose to receive a portion or the entirety (as applicable) of their Remuneration in Warrants.

(B)	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Warrants Terms and Conditions.

THE BENEFICIARY AGREES AS FOLLOWS:

1.	I, as Beneficiary, declare to:

1.1	have read and fully familiarized with the Warrants Terms and Conditions and fully and unconditionally accept the terms and conditions set forth therein;

1.2	acknowledge the economic terms of the Warrants, being a Warrants Subscription Price equal to Euro [●] ([●]) per Warrant and a Warrants Strike Price equal to Euro [●] ([●]) per Warrant;

1.3	request the Company to receive in Warrants [[currency] [●] ([●])] of the Remuneration (the "Portion in Warrants") – to which the Beneficiary is entitled as [●][1] – and waive – subject to the provisions of the Warrants Terms and Conditions – to receive the Portion in Warrants in cash and any rights, claim, demand and/or action arising thereto;

1 Note: type of remuneration to be included (gross annual remuneration over a specific financial year, bonus, reward or additional compensation and the underlying reason). For instance: “gross annual remuneration due for the Office for the 1st (first) semester of calendar year [●]”, or “performance bonus granted on [●]”.

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1.4	adhere to the Warrants Terms and Conditions, thus becoming for all intents and purposes holder of the rights and obligations provided in favor of the Beneficiaries by the Warrants Terms and Conditions.

2.	Pursuant to paragraph 13.1.2 of the Warrants Terms and Conditions, the following address is indicated for communications in favor of the undersigned Beneficiary:

[●]

Your faithfully,

[Beneficiary]

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Schedule 2
WARRANTs GRANT NOTICE

To:

[Beneficiary]

[●]

[place, date]

Dear Beneficiary,

RE: Warrants Grant Notice

WHEREAS

(A)	On [●], the Company received the Warrants Request Notice according to which you (i) requested the Company to receive in Warrants [currency] [●] ([●]) of the Remuneration to which the Beneficiary is entitled as [●][2], and (ii) adhered to the Warrants Terms and Conditions.

(B)	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Warrants Terms and Conditions.

THE COMPANY COMMUNICATES AS FOLLOWS:

1.	We hereby inform you that the Company grants you no. [●] ([●])[3] Warrants for a Warrants Subscription Price equal to Euro [●] ([●]) per Warrant and a Warrants Strike Price equal to Euro [●] ([●]) per Warrant (the "Grant")[, the calculation of which is based on the exchange rate established by the European Central Bank on the 1st (first) day of the Vesting Period (or, if no exchange rate is available on such day, on the 1st (first) following day on which an exchange rate is available)][4].

2.	The Warrants will vest [over the period of [●] months / instantaneously on the Grant Date / [●]].

Your faithfully,

Bending Spoons S.p.A.

2 Note: type of remuneration to be included (gross annual remuneration over a specific financial year, bonus, reward or additional compensation and the underlying reason). For instance: “gross annual remuneration due for the Office for the 1st (first) semester of calendar year [●]”, or “performance bonus granted on [●]”.

3 Note: the number of Warrants to be granted to each Beneficiary corresponds to the Euro denominated Portion in Warrants divided by the Warrants Subscription Price, rounded up to the nearest integer number.

4 Note: maintain only if the Beneficiary's Remuneration is denominated in a currency other than Euro.

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Schedule 3
warrants EXERCISE notice

To:

Bending Spoons S.p.A.

Nino Bonnet 10,

20154 Milan,

Italy

[place, date]

Dear all,

RE: Warrants Exercise Notice

WHEREAS

(A)	On [●], I received the Exercise Event Notice according to which the Company informed me of the envisaged occurrence of an Exercise Event.

(B)	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Warrants Terms and Conditions.

THE BENEFICIARY AGREES AS FOLLOWS:

1.	I, as Beneficiary, hereby declare to exercise [(i)] no. [●] ([●]) Warrants and to subscribe or purchase no. [●] ([●]) Conversion Shares against payment of a Warrants Strike Price equal to Euro [●] ([●]) for each Conversion Share, [(ii) no. [●] ([●]) Warrants and to subscribe or purchase no. [●] ([●]) Conversion Shares against payment of a Warrants Strike Price equal to Euro [●] ([●]) for each Conversion Share, in each case][5] pursuant and subject to the Warrants Terms and Conditions.

Your faithfully,

[Beneficiary]

5 Note: to be repeated for each serie of Warrants having a different Warrants Strike Price.

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WARRANTS NOVEMBER 2024 TERMS AND CONDITIONS

ADDENDUM
FOR
U.S. BENEFICIARIES

Version 18 December 2025

Section 1. This Addendum (the “Addendum”) to the Bending Spoons S.p.A. Warrants November 2024 Terms and Conditions (the “Warrants Terms and Conditions”) sets forth specific terms that apply to Warrants that may be issued to U.S. Beneficiaries in order to address certain U.S. tax considerations for such Beneficiaries. Capitalized terms used but not defined in this Addendum have the meanings set forth in the Warrants Terms and Conditions. In the event of any inconsistencies between the Warrants Terms and Conditions and this Addendum as it relates to (1) the timing of requests by U.S. Beneficiaries to receive all or part of their Remuneration in Warrants, (2) the conditions that must be satisfied before Warrants issued to a U.S. Beneficiary become exercisable and/or (3) the timing of exercise of Warrants by U.S. Beneficiaries, this Addendum shall control.

Section 2. For purposes of this Addendum, the term “U.S. Beneficiaries” means designated Beneficiaries that are considered United States taxpayers for purposes of the U.S. Internal Revenue Code of 1986, as amended (the “IRC”).

Section 3. Each designated U.S. Beneficiary is entitled to request the Company to receive all or part of the U.S. Beneficiaries’ Remuneration in Warrants by serving the Company with a Warrants Request Notice during the following request (election) periods, as applicable:

(a)	With respect to the calendar year in which the U.S. Beneficiary is first appointed to the Office, the Beneficiary may request to receive in Warrants all or a portion of the U.S. Beneficiaries’ Remuneration by serving the Company with a Warrants Request Notice during the 15 (fifteen) calendar day period following the calendar day on which the U.S. Beneficiary is first appointed to the Office (the “Initial Warrant Request Period”), it being understood that, with respect to the calendar year in which the U.S. Beneficiary is first appointed to the Office, the U.S. Beneficiary may only request to receive in Warrants all or a portion of the U.S. Beneficiaries’ Remuneration otherwise due during the period beginning on the calendar day following the date on which the Warrants Request Notice is delivered and ending on the last day of such calendar year.

(b)	With respect to calendar years following the year in which a U.S. Beneficiary is first appointed to the Office, the U.S. Beneficiary may request to receive in Warrants all or a portion of the U.S. Beneficiaries’ Remuneration for such calendar year by serving the Company with a Warrants Request Notice during the 30 (thirty) calendar day period ending on December 31st of the immediately preceding calendar year (the “Warrant Request Period”), it being understood that, with respect to calendar years following the year in which the U.S. Beneficiary is first appointed to the Office, the U.S. Beneficiary may request to receive all or a portion of the U.S. Beneficiaries’ Remuneration otherwise due for such calendar year.

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Section 4.

(a)	If, prior to the Expiration Date (as defined in subsection 4(e)):

(i)	the Board of Directors approves, and/or enters into any binding agreement which, if consummated, would trigger an Exercise Event B; and/or

(ii)	(x) any shareholder (including the holders of class “A” Shares) enters into any binding agreement which, if consummated, would trigger an Exercise Event A or (y) the Board of Directors has not been previously informed of such an agreement and it receives notice under article 13 of the Company’s bylaws (Diritto di Prelazione) concerning the transfer mentioned in clause (x);

The Board of Directors shall send a notice no later than 5 (five) Business Days thereafter to U.S. Beneficiaries specifying the nature of the expected Exercise Event and the envisaged date of its occurrence (the “Exercise Event Notice”). It is agreed and understood that in the event of the consummation and perfection of an Exercise Event during the period that the Warrants remain outstanding, provided the U.S. Beneficiary remains in the Office, any Non-Vested Warrants then held by the U.S. Beneficiary shall be considered Vested Warrants immediately upon such consummation.

(b)	In the event of the actual consummation and perfection of an Exercise Event prior to the Expiration Date, U.S. Beneficiaries shall be entitled to exercise all (or a portion of) their Vested Warrants within the period beginning on the consummation and perfection of such Exercise Event and ending on the earlier of (i) 90 days following actual consummation of the Exercise Event or (ii) 75 days following the end of the calendar year in which such Exercise Event is consummated (the “Exercise Event Deadline”) by:

(i)	delivering a Warrants Exercise Notice to the Company; and

(ii)	paying (i) the Warrants Strike Price for all the Warrants to be exercised and (ii) any tax amount that the Company or the relevant Group Company may have to pay as withholding agent of the Beneficiary in relation to the Warrants exercised, it being understood that operational arrangements for such payment, including the recipient thereof, shall be communicated by the Company to the Beneficiaries depending on whether the Conversion Shares will be allotted via subscription by the Beneficiary of a share capital increase of the Company or disposal of Shares held by the Company or another Group Company in favor of the Beneficiary.

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(c)	For purposes of any Warrants issued to U.S. Beneficiaries, the “Expiration Date” shall mean 31 December 2030.

Section 5. On the first to occur of the Expiration Date or the Exercise Event Deadline, as the case may be, any unexercised Warrants then held by a U.S. Beneficiary, whether Vested Warrants or Non-Vested Warrants, shall automatically expire, be cancelled without any conversion thereof and become invalid for all purposes; provided however that in the event of the consummation and perfection of an Exercise Event prior to the Expiration Date, any Vested Warrants held by a U.S. Beneficiary as of the date of consummation of such Exercise Event shall remain exercisable until the Exercise Event Deadline. U.S. Beneficiaries will not be entitled to any cash reimbursement of the Warrant Subscription Prices nor any other right or claim in relation thereto with respect to any such cancelled Warrants.

Section 6. Warrants issued under the Warrants Terms and Conditions to U.S. Beneficiaries are intended to qualify for the “short-term deferrals” exception to IRC Section 409A, or any successor provisions, and shall be interpreted and administered by the Company to the maximum extent possible in a manner consistent with that intent. Any provision that would cause Warrants issued under these the Warrants Terms and Conditions to U.S. Beneficiaries to fail to satisfy the short-term deferrals exception, as set out in Treasury Regulations Section 1.409A-1(b)(4), or any successor provisions, shall have no force and effect until amended to so comply (which amendment may be retroactive to the extent permitted by IRC Section 409A and the Treasury Regulations thereunder, and may be made by the Company without the consent of U.S. Beneficiaries). Notwithstanding anything to the contrary herein whether express or implied, the Company makes no representations with respect to the application of IRC Section 409A to the Warrants issued under these Warrant Terms and Conditions.

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SCHEDULE 1
WARRANTS REQUEST NOTICE

To:

Bending Spoons S.p.A.

Nino Bonnet 10,

20154 Milan,

Italy

[place, date]

Dear all,

RE: Warrants Request Notice

WHEREAS

(A)	The Beneficiary was informed (i) of the existence of the Warrants Terms and Conditions and the Addendum for U.S. Beneficiaries, (ii) that they were selected as a Beneficiary thereunder and (iii) that during the periods set out in Section 5 of the Addendum, they have the right to choose to receive a portion or the entirety (as applicable) of their Remuneration in Warrants.

(B)	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Warrants Terms and Conditions or in the Addendum, as the case may be.

THE BENEFICIARY AGREES AS FOLLOWS:

1.	I, as Beneficiary, declare to:

1.1	have read and fully familiarized with the Warrants Terms and Conditions and the Addendum and fully and unconditionally accept the terms and conditions set forth therein;

1.2	acknowledge the economic terms of the Warrants, being a Warrants Subscription Price equal to Euro [●] ([●]) per Warrant and a Warrants Strike Price equal to Euro [●] ([●]) per Warrant;

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1.3	request the Company to receive in Warrants [[currency] [●] ([●])] of the Remuneration (the “Portion in Warrants”) – to which the Beneficiary is entitled as [●][1] – and waive – subject to the provisions of the Warrants Terms and Conditions and the Addendum – to receive the Portion in Warrants in cash and any rights, claim, demand and/or action arising thereto;

1.4	adhere to the Warrants Terms and Conditions and the Addendum, thus becoming for all intents and purposes holder of the rights and obligations provided in favor of the Beneficiaries by the Warrants Terms and Conditions and the Addendum.

2.	Pursuant to paragraph 13.1.2 of the Warrants Terms and Conditions, the following address is indicated for communications in favor of the undersigned Beneficiary:

[●]

Your faithfully,

[Beneficiary]

1 Note: type of remuneration to be included (gross annual remuneration over a specific financial year, bonus, reward or additional compensation and the underlying reason). For instance: “gross annual remuneration due for the Office for the 1st (first) semester of calendar year [●]”, or “performance bonus granted on [●]”.

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SCHEDULE 2
WARRANTS GRANT NOTICE

To:

[Beneficiary]

[●]

[place, date]

Dear Beneficiary,

RE: Warrants Grant Notice

WHEREAS

(A)	On [●], the Company received the Warrants Request Notice according to which you (i) requested the Company to receive in Warrants [currency] [●] ([●]) of the Remuneration to which the Beneficiary is entitled as [●][2], and (ii) adhered to the Warrants Terms and Conditions and the Addendum.

(B)	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Warrants Terms and Conditions or in the Addendum, as the case may be.

THE COMPANY COMMUNICATES AS FOLLOWS:

1.	We hereby inform you that the Company grants you no. [●] ([●])[3] Warrants for a Warrants Subscription Price equal to Euro [●] ([●]) per Warrant and a Warrants Strike Price equal to Euro [●] ([●]) per Warrant (the “Grant”)[, the calculation of which is based on the exchange rate established by the European Central Bank on the 1st (first) day of the Vesting Period (or, if no exchange rate is available on such day, on the 1st (first) following day on which an exchange rate is available)][4].

2.	The Warrants will vest [over the period of [●] months / instantaneously on the Grant Date / [●]].

Your faithfully,

Bending Spoons S.p.A.

2 Note: type of remuneration to be included (gross annual remuneration over a specific financial year, bonus, reward or additional compensation and the underlying reason). For instance: “gross annual remuneration due for the Office for the 1st (first) semester of calendar year [●]”, or “performance bonus granted on [●]”.

3 Note: the number of Warrants to be granted to each Beneficiary corresponds to the Euro denominated Portion in Warrants divided by the Warrants Subscription Price, rounded up to the nearest integer number.

4 Note: maintain only if the Beneficiary's Remuneration is denominated in a currency other than Euro.

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SCHEDULE 3
WARRANTS EXERCISE NOTICE

To:

Bending Spoons S.p.A.

Nino Bonnet 10,

20154 Milan,

Italy

[place, date]

Dear all,

RE: Warrants Exercise Notice

WHEREAS

(A)	On [●], I received the Exercise Event Notice according to which the Company informed me of the envisaged occurrence of an Exercise Event.

(B)	Capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Warrants Terms and Conditions or in the Addendum, as the case may be.

THE BENEFICIARY AGREES AS FOLLOWS:

1.	I, as Beneficiary, hereby declare to exercise [(i)] no. [●] ([●]) Warrants and to subscribe or purchase no. [●] ([●]) Conversion Shares against payment of a Warrants Strike Price equal to Euro [●] ([●]) for each Conversion Share, [(ii) no. [●] ([●]) Warrants and to subscribe or purchase no. [●] ([●]) Conversion Shares against payment of a Warrants Strike Price equal to Euro [●] ([●]) for each Conversion Share, in each case][5] pursuant and subject to the Warrants Terms and Conditions and the Addendum.

Your faithfully,

[Beneficiary]

5 Note: to be repeated for each serie of Warrants having a different Warrants Strike Price.

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